Exhibit 8




                              			Cox & Smith
			                              Incorporated

               		            2000 NBC Bank Plaza
                      			   112 East Pecan Street
                      			 San Antonio, Texas  78205



                                                             March 26, 1997


Alamo Growth Fund, Inc.
1777 N.E. Loop 410, Suite 1512
San Antonio, TX  78217

Gentlemen:

          I have acted as counsel for you in connection with the preparation of aRegistration Statement on Form N-1A relating to the sale by you of an indefin-ite amount of Alamo Growth Fund, Inc., Common Stock, $.01 par value (such Common Stock being hereinafter referred to as the "Stock") in the manner set forth in the Registration Statement to which reference is made. In this connection, I have examined: (a) the Registration Statement on Form N-1A; (b) your Art-icles of Incorporation and By-Laws, as amended to date; (c) corporate proceed-ings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

          Based upon the foregoing, I am of the opinion that the shares of Stock when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

          I hereby consent to the use of this opinion as an exhibit to the Form N-1A Registration Statement. In giving this consent, I do not admit that I am an expert within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,



                                   Jack Guenther


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